EXHIBIT 10.13

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT, AS INDICATED BY “XXX”, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSING AND DISTRIBUTION AGREEMENT

This Licensing and Distribution Agreement is dated effective this 16th day of July, 2004 (the “Effective Date”) by and between Jones Soda Co., a Washington corporation (“Jones”) and Target Corporation, a Minnesota corporation (“Target”).

RECITALS

A.	Jones markets and sells Jones Soda and other products through its distribution network in select markets across North America.

B.	Target is a national general merchandise retailing company.

C.	The parties desire to enter into a business relationship whereby Jones will license to Target certain of its proprietary trade names, trademarks and design work, and Target will market and sell to consumers certain Jones products.

AGREEMENT

In consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

“Advertising Materials” means advertising, sales and promotional materials for the Products.

“Can” means 12-ounce cans of Jones Soda.

“Case” means a package containing twenty-four (24) Cans, or 288 ounces.

“Co-Packer” means the company selected by Jones and approved by Target to manufacture, can, package and arrange for delivery of the Products for sale by Target.

“Design Work” means all artwork, photographs, designs, drawings, and sketches produced by Jones in connection with the Products, and all writings or other documentation produced by Jones in connection with such artwork, photographs, designs, drawings, and sketches.

“Pack” means a package containing twelve (12) Cans.

“Packaging” means any carton, enclosure or other package used to segregate the Cans into Packs. Cases or other assemblage of Cans, together with any appurtenant wraps, promotions or advertising.

“Products” means the Cans, Packs and Cases.

“Samples” means the Cans, Packs, and Cases purchased by Jones from Target in order to promote the sale of the Products, as more fully set forth in Section 7(e) below.

“Term” has the meaning set forth in Section 11 below.

2.	License.

(a) Grant. Jones is the owner of certain trade names, trademarks and service marks (collectively, “Marks”) which constitute valuable intellectual property of Jones and through substantial investments by Jones have attached to them substantial goodwill and consumer recognition. The Marks that are the subject of this Agreement are shown in Exhibit A attached hereto and incorporated by this reference. Jones hereby grants to Target a license to use the Marks and the Design Work in accordance with the terms and conditions set forth in this Agreement.

(b) Scope. Target agrees that it shall use the Marks and the Design Work only for the purposes contemplated by this Agreement, including the promotion and sale of the Products. The Marks will not be used by Target as the name, or any part of any name, of any corporation, partnership or other entity or proprietorship under which Target transacts any business.

(c) Jones’s control. Target’s use of the Marks and Design Work is subject to the control and approval of Jones in every respect, and any unauthorized use shall constitute an infringement of Jones’s rights.

(d) Advertisements. All Advertising Materials or other use of the Marks or Design Work, whether in written, electronic or other form, shall be approved in writing by an authorized representative of Jones before release to members of the public. For the purpose of providing such approval, Jones shall designate an authorized representative to whom Target shall forward such items, and Jones shall be obligated to respond to any request for approval within three (3) business days, including the day upon which notice is delivered via e-mail, fax or hand-delivery if before 12:00 p.m. at the location of Jones’s designee. In the event no response is received from Jones by 5:00 p.m. on the third business day, the materials shall be deemed approved. Notwithstanding anything herein to the contrary, (i) Jones agrees that it shall have no right of pre-approval with respect to any advertisement of the Products in Target’s circular; and (ii) Target agrees that any such advertisement in its circular shall be consistent with Target’s standards with respect to circular advertising.

(e) No disparagement. Target will not take any action that will impugn the reputation of Jones or in any way denigrate or adversely affect the Marks, Design Work, or associated goodwill. Target will use commercially reasonable measures to care for the Products while in its possession in accordance with its normal procedures.

(f) Infringement claims. If Target receives notice of a threatened or actual claim asserted by any third party with respect to a prior use or other infringement of any of the Marks or Design Work, Target shall promptly give notice to Jones of such claim. In such event, Jones shall defend, indemnify and hold harmless Target from and against any and all liabilities, loses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which may be sustained or suffered by or secured against Target based upon or arising out of any such claim and take such further actions as it deems appropriate in its sole discretion.

(g) Sole property of Jones. Target expressly understands and acknowledges that the Marks and Design Work are the sole property of Jones, along with the goodwill associated with and symbolized by the Marks and Design Work, and are used for the benefit of Target under license. Target shall not directly or indirectly contest the validity of Jones’s ownership of the Marks or the Design Work. Target’s use of the Marks and Design Work pursuant to this Agreement does not give Target any ownership interest or any other interest in the Marks or Design Work, beyond the license granted by this Agreement, and upon expiration or termination of this Agreement, no monetary value shall be assigned as attributable to any goodwill associated with Target’s use of the Marks and Design Work.

(h) Exclusivity. The license granted herein shall be exclusive with regard to Products produced and sold in the United States, and not with respect to any other Jones product or territory. Except as expressly provided in the preceding sentence, the license granted to Target is non-exclusive, and Jones retains the right to use the Marks and the Design Work on its own behalf, grant others licenses to use the Marks and Design Work, develop and establish other products using the same or similar Marks and Design Work, and grant licenses without providing any rights in such licenses to Target.

(i) Substitution of Marks. Jones reserves the right to substitute different Marks for use in connection with the Products if Jones’s currently owned Marks no longer can be used, or if Jones determines that substitution of different Marks is otherwise necessary under the circumstances. In such event, Target reserves the right to terminate this Agreement immediately.

(j) License Fee. Target shall pay Jones a license fee (the “License Fee”) for the license granted herein in the amounts and on the terms and conditions set forth in Exhibit C attached hereto and incorporated by this reference.

(k) Third Parties. The license granted herein does not include the right to grant sublicenses to third parties; provided, however, Jones acknowledges and agrees that the use by Target of third parties to create Advertising Materials related to the Products pursuant hereto is permitted by the terms and conditions of this Agreement and shall not be deemed to be a grant of a sublicense by Target to such third parties.

3.	Production of Products.

(a) Co-Packer. Subject to Target’s approval, Jones shall select a Co-Packer to manufacture, can, package and arrange for delivery of the Products. The initial Co-Packer shall be [XXX] and approval of such initial Co-Packer is hereby granted by Target. The Co-Packer shall be responsible for production of all Products sold by Target in the United States.

(b) Packages. The Cans shall be packaged and sold in Packs or Cases unless otherwise agreed upon in writing by the parties.

(c) Purchases. Target agrees that all its purchases of the Products shall be made from Jones’s designated Co-Packer at prices as negotiated by Target and Co-Packer.

(d) Inventory. Maintaining inventory of the Products shall be Co-Packer’s sole responsibility. Co-Packer shall be permitted to share with Jones any forecasts, projections, purchase orders, or like information provided to Co-Packer by Target with respect to the Products, provided that all such forecasts, projections, purchase orders or like information shall be treated by Jones as Confidential Information subject to the Mutual Non-Disclosure Agreement (as more fully discussed in Section 8 below).

(e) Flavors. The parties anticipate that the Co-Packer will initially manufacture Products in the flavors described in Exhibit B attached hereto and incorporated by this reference, which flavors represent the best-selling flavors of Jones Soda as of the Effective Date. New or existing flavors maybe added upon further agreement of the parties. Such flavors may or may not be offered in connection with other products sold by Jones.

(f) Products. The amounts purchased, purchase price, payment terms, scheduling and all other terms associated with orders for Products by Target, and delivery of such Products to Target, shall be negotiated by and between Co-Packer and Target. Jones shall have no obligation to pay for any Products ordered by Target from Co-Packer unless otherwise agreed in writing by the parties.

4.	Product Design and Packaging.

Jones will be responsible for and have final approval rights with respect to all creative design in connection with the Products and Packaging. Without limiting the foregoing, Jones shall (a) design all Cans and Packaging, and (b) collect, sort, and select all photographs submitted for use on or used in connection with the Cans and Packaging (which photographs shall be considered to be “Design Work” hereunder), provided that Target shall have the right to approve such photographs before their use on the Products to ensure that they are not likely to be regarded as offensive or in poor taste by Target’s customers, and such approval shall not be unreasonably withheld. For the

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.

purpose of providing such approval, Target shall designate an authorized representative to whom Jones shall forward photographs, and Target shall be obligated to respond to any request for approval within three (3) business days, including the day upon which notice is delivered via e-mail, fax or hand-delivery if before 12:00 p.m. at the location of Target’s designee. In the event no response is received from Target by 5:00 p.m. on the third business day, the photographs shall be deemed approved.

5.	Marketing.

(a) Exclusive Rights. Target shall have the exclusive right to market and sell the Products within the United States (including Alaska and Hawaii) during the Term of this Agreement.

(b) Promotions. Target shall promote the Products in its weekly circular and in other manners consistent with its internal standards two (2) times during the 12-month period commencing when the Products are first offered for retail sale by Target.

(c) Jones Assistance. Target agrees to consult with Jones, and Jones agrees to provide reasonable assistance to Target in connection with all marketing activities promoting the Products, including all in-store promotions, media advertising, and public relations events and press releases.

(d) Advertising Materials. Target shall own all right, title and interest in and to the Advertising Materials produced by or for it hereunder, including, but not limited to, any artwork, copyrights and logos developed by or for it in connection therewith, to the extent that such Advertising Materials can be separated from the Products, Marks and the Design Work and are not based upon, derived from or confusingly similar to the Marks or the Design Work. Jones will not claim any rights or title in, or otherwise attack Target’s ownership rights in the Advertising Materials, excluding therefrom any and all uses therein of the Design Work and Marks.

(e) Target’s Trademarks. Jones recognizes and acknowledges that the trademarks and logos of Target and the goodwill associated therewith inure solely and exclusively to Target. Jones shall not acquire, directly or indirectly, during the Term of this Agreement or thereafter, any proprietary rights in or to the trademarks and logos of Target by virtue of this Agreement.

6.	Additional Obligations of Jones.

(a) Promotion by Jones. Jones will use its commercially reasonable best efforts to promote the Products to vending companies, schools, independent businesses and consumers who have made inquiries to Jones about the availability of Cans. Jones will identify Target as the sole supplier of Cans and direct purchase inquiries to Target.

(b) Consumer Data. Jones will collect consumer data from individuals submitting photographs for use on the Products. Consistent with waivers from such individuals and applicable privacy laws, Jones will submit such consumer data to Target for use in the marketing and sale of the Products.

(c) Promotional Activities. Jones will notify Target regarding events (e.g., X Games) where Jones will promote the Products through use of its recreational vehicles, booths and similar promotional activities. Jones will also promote the Products on its web site. Jones shall have the right to advertise and promote other Jones products in addition to or in lieu of the Products in connection with any promotional event or activity.

7.	Additional Obligations of Target.

(a) Sale of Products. Target intends to sell the Products on a nationwide (United States) basis to consumers from its Target stores; provided, the parties acknowledge that not all flavors will be sold in all Target stores; provided, further, the parties acknowledge that the quantities of Products purchased by Target from the Co-Packer and sold in its stores and the locations in which such Products are sold shall be at the sole discretion of Target. Target shall not resell the Products to any wholesale or other retail business (it being agreed by the parties that Target has no control over the resale of Products by its retail customers).

(b) Laws and Regulations. Target shall comply with all applicable laws and regulations, including but not limited to laws regarding deposits on Cans, relating to the marketing and retail sale of the Products. Target shall immediately notify Jones in the event of the material violation of any law, regulation or ordinance that arises out of or relates to Target’s storage, marketing or retail sale of the Products. Jones shall comply with all applicable laws and regulations relating to its obligations under this Agreement.

(c) Storage. Target shall store the Products in its possession in accordance with retail industry standards, including but not limited to preventing freezing or excessive heating of the Cans.

(d) Defective Products. In the event that Target is aware or should have been aware that any Product sold or otherwise distributed by Target is altered so as to deteriorate its quality in any way, is otherwise defective, or is in violation of applicable laws, rules or regulations, Target shall cease selling such Product in accordance with its standard procedures and in compliance with all applicable laws, rules and regulations.

(e) Samples. In order to assist Jones’s promotion of the Products, the Co-Packer shall sell a reasonable number of Samples to Jones at the rate charged to Target by the Co-Packer. The Samples will not be resold by Jones.

(f) Sales Reports. Target shall provide to Jones sales reports setting forth, by flavor, region and as otherwise reasonably agreed by the parties, the sales volumes of Products sold by Target. In the event Target provides on-line access to such sales information, it shall provide Jones with access to such information, subject to Target’s ordinary and customary terms and conditions for vendors that use such on-line access.

(g) Sales Tax. Target shall collect and pay any and all sales, excise and like taxes, as applicable, in connection with the sale of the Products.

8.	Confidential Information.

Jones and Target have previously entered into a Mutual Non-Disclosure Agreement, which shall continue to remain in full force and effect according to its terms; provided, however, that with respect to Confidential Information (as defined in the Mutual Non-Disclosure Agreement) relating to Jones’s formulas, specifications, production methods and other proprietary aspects of producing the Products, such nondisclosure obligations shall be permanent and not limited to the three-year term for nondisclosure.

9.	Indemnification.

(a) By Jones. Jones shall defend, hold harmless and indemnify Target and its affiliates, and its and their respective directors, officers, agents and employees against any loss, claim, liability, suit, action, or expense (including, without limitation, court costs, litigation expenses and attorney fees), relating to or arising out of any claim or demand of any kind or nature which any buyer or user of the Products, or any other person, whether in privity to Target or not, may make against Target, based upon or arising out of: (i) Jones’s performance or failure to perform in accordance with the terms of this Agreement; (ii) Jones’s negligent act, omission, misconduct, or violation of any law relating to this Agreement; (iii) Jones’s violation of any law relating to this Agreement or the Products; and (iv) patent, copyright or other intellectual property right infringement by Jones or its agents, except to the extent that the separate intervening negligence or misconduct of Target or its agents is the sole and proximate cause of such loss, liability or expense. Target agrees to provide Jones with prompt notice of its receipt of any claim for which Target claims the right to indemnification under this Agreement, and Jones shall have the right and opportunity to defend or resolve the claim with its own counsel and with the reasonable cooperation of Target. In the event a claim is brought or demand made with respect to an alleged defect in any of the Products, then Target shall, to the extent it has retained any of such allegedly defective Product or has been provided with such Product by the claimant or other third party, promptly provide to Jones a sample of the allegedly defective Product.

(b) By Target. Target shall defend, hold harmless and indemnify Jones and its affiliates, and its and their respective directors, officers, agents and employees against any loss, claim, liability, suit, action, or expense (including, without limitation, court costs, litigation expenses and attorney fees), relating to or arising out of any claim or demand of any kind or nature which any person, whether in privity to Jones or not, may make against

Jones, based upon or arising out of: (i) Target’s negligence or misconduct in the storing, handling, transportation, sale or use of the Products; (ii) Target’s performance or failure to perform in accordance with the terms of this Agreement; and (iii) Target’s violation of any law relating to this Agreement or Target’s sale or use of the Products, except to the extent that the separate intervening negligence or misconduct of Jones or its agents is the sole and proximate cause of such loss, liability or expense. Jones agrees to provide Target with prompt notice of its receipt of any claim for which Jones claims the right to indemnification under this Agreement, and Target shall have the right and opportunity to defend or resolve the claim with its own counsel and with the reasonable cooperation of Jones. In the event a claim is brought or demand made with respect to an alleged defect in any of the Products, then Jones shall, to the extent it has retained any of such allegedly defective Product or has been provided with such Product by the claimant or other third party, promptly provide to Target a sample of the allegedly defective Product.

10.	Insurance.

Target and Jones shall each maintain in full force all insurance required by law, including worker’s compensation, and as required by any lease for business premises, and in addition (to the extent not required by the lease for such premises), shall maintain Commercial General Liability insurance, including broad form contractual liability, broad form property damage, personal injury, and products liability in an amount not less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate for bodily injury, and Five Million Dollars ($5,000,000) per occurrence and in the aggregate for property damage.

11.	Term.

This Agreement shall become effective upon the Effective Date, and shall remain in full force and effect for a term of twenty-four (24) months from such date (“Term”), subject to earlier termination pursuant to the terms of this Agreement. Not less than thirty (30) days prior to the expiration of the Term (provided there has been no early termination), either party may give notice to the other party that it wishes to extend the Term of the Agreement on such terms and conditions as may be agreed upon by the parties. During the thirty (30) day period after receipt of such notice, the parties shall meet and negotiate in good faith the terms and conditions of any such renewal; provided that, for the avoidance of doubt, neither party shall be bound to renew or extend this Agreement if it does not agree to the terms and conditions of such renewal or extension in a writing executed by both parties hereto. During this 30-day period of negotiations, neither party shall initiate or continue any discussions or negotiations with third parties regarding the subject matter of this Agreement.

12.	Termination.

(a) Termination for convenience. On or after [XXX], either party hereto shall have the right to terminate this Agreement for convenience upon ninety (90) days written notice to the other party hereto.

(b) Termination for cause. If a party hereto (the “Defaulting Party”) (i) breaches, defaults or fails to perform under any provision of this Agreement; (ii) files a petition in bankruptcy; (iii) executes an assignment for the benefit of creditors (each instance described in subsections (i), (ii) and (iii), a “Default”); or (iv) is in Default on three or more occasions during the Term of this Agreement, whether or not cured after notice in accordance with this section 12(b), the other party hereto (the “Non-defaulting Party”) shall have all rights and remedies permitted by law or equity, including, but not limited to, the right to terminate this Agreement sixty (60) days after giving the Defaulting Party written notice specifying the defaults or breaches if such default or breach is not cured by the Defaulting Party within thirty (30) days after the date of the notice of default.

(c) Obligations Upon Termination or Expiration. In addition to the rights and duties specified elsewhere in this Agreement, upon the expiration, unauthorized transfer or termination of this Agreement for any reason, the following provisions shall immediately apply:

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.

i.	Target shall have the right to continue to sell all Products in its possession and all Products which it had committed to purchase from the Co-Packer pursuant to the applicable terms of this Agreement governing the sale of Products; and

ii.	Target’s use of the Marks and Design Work shall be limited to the sale of Products in accordance with subsection (i).

13.	Representations and Warranties.

(a) No Default/Conflict. Jones and Target each represents and warrants to the other that its signing, delivery, and performance of this Agreement shall not constitute (i) a violation of any judgment, order, or decree, (ii) a violation of applicable local, state or federal law, or (iii) a material default under any material contract by which it or any of its material assets are bound. Jones and Target each further represents and warrants to the other that the performance of this Agreement will not conflict with or be hindered by any obligation of Jones or Target, respectively, under any other material agreement, whether in effect as of the Effective Date or entered into thereafter.

(b) Authorization. Jones and Target each represents and warrants to the other that (i) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and (ii) the signing, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized through requisite corporate action.

(c) Disclaimer of Warranty. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, BOTH PARTIES HERETO DISCLAIM ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14.	Limitation of Liability.

Neither party shall have the right to recover consequential or punitive damages, or claim lost profits based upon a breach by the other party.

15.	Miscellaneous.

(a) Dispute Resolution. In the event of a dispute between the parties with respect to the subject matter of this Agreement, the parties shall first meet, through designated representatives with the authority to resolve such dispute, and use their good faith best efforts to resolve such dispute within ten (10) days of notice of such dispute. If these negotiations are not successful, then prior to initiating any court or arbitration proceedings, the parties shall attempt to resolve any such dispute in an amicable manner by mediation with a mutually acceptable mediator, to be held within thirty (30) days of notice of such dispute.

(b) Counsel Review. Each party has had the opportunity to consult with its attorney, and understands and accepts the terms of this Agreement. Neither party shall be deemed the drafter of this Agreement for the purposes of any presumptions with regard to such drafting.

(c) Independent Contractor. Target is an independent contractor, and nothing in this Agreement shall be construed as creating, as between Jones and Target, the relationship of fiduciary, partner, joint venturer, agent, subsidiary or employer-employee. Neither party shall have any authority to bind the other party to any contractual or other obligation except as stated herein.

(d) Notices. All notices or consents referenced in this Agreement are to be in writing, and mailed or delivered to each party at the address set forth below, unless written notice of change of address is supplied to the other party effective not less than ten (10) days from the date of such notice. Notice shall be deemed effective on the date of delivery, when delivered personally or by overnight courier or by fax, or two (2) business days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed or telecopied, as follows:

Jones:	Jones Soda Co.
234 9th Ave North
Seattle, WA 98109
Attn: Peter van Stolk
Jennifer Cue
Fax: 206/624-6857

Target:	Target Corporation
1000 Nicollet Mall, TPS-1355
Minneapolis, MN 55410
Attn: Vice President, Hardlines C
Fax: 612/696-7832

(e) Entire Agreement.

i.	Merger. This Agreement (together with the Mutual Non-Disclosure Agreement) constitutes the sole agreement between the parties with respect to the subject matter thereof, except to the extent otherwise expressly provided, and replaces all prior oral or written agreements between them.

ii.	Warranties. Neither party shall be bound by any warranty or representation except to the extent expressly contained in this Agreement.

iii.	Modifications. Neither this Agreement nor any provision of this Agreement may be modified, waived, discharged or terminated orally. A waiver of any provision shall be valid only in the instance for which given and shall not be deemed continuing, nor shall any waiver be construed as a waiver of any other provision.

iv.	Bottles. Nothing herein shall affect or alter either party’s rights or obligations with respect to the current sale of 4-pack bottles of Jones Soda (“Bottles”) or other Jones Soda products other than the Products in Target Stores and Jones agrees that it shall not take any action to prevent any distributor from selling Bottles to Target.

(f) Severability. If any provision of this Agreement is held to be invalid under any applicable statute or rule of law, the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect.

(g) Choice of Law. This Agreement shall be governed by the laws of the State of Minnesota, without regard to conflict of laws doctrine.

(h) Attorneys’ Fees. if any suit or action is instituted to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred in connection with any such suit or action, in addition to all other remedies provided by law.

(i) Binding Effect. This Agreement is binding upon, and references to Jones or Target include, such successors, assigns or transferees as are permitted under this Agreement.

(j) Assignment. Neither party hereto shall assign this Agreement without the written consent of the other party hereto; provided, however, either party hereto may assign this Agreement to an affiliate (as such term is defined in Rule 12b-2 of the General Rules of Regulations under the Securities Exchange Act of 1934, as amended) or a purchaser of all or substantially all of its assets.

JONES SODA CO.		TARGET CORPORATION

By	/s/ Peter van Stolk	By	/s/
	Peter van Stolk, President and CEO	Title

EXHIBIT A

MARKS

FUFU Berry Soda

Go There

I’m Jonesin’

I’ve Got A Jones For A Jones

It May Not Be Your Thing

J & Design

Jones Soda Co.

Jones Soda Co. & Design

Jonesin’

Miscellaneous Design (Beverage Container Trade Dress)

Miscellaneous Design (Can)

Miscellaneous Flame Design

Run With The Little Guy

Sugar Free Jones

WWW.Jonessoda.com

EXHIBIT B

FLAVORS

Cream Soda

Sugar Free Black Cherry

Strawberry Lime

Green Apple

Blue Bubble Gum

Rootbeer

EXHIBIT C

LICENSE FEES AND TERMS

The License Fee pursuant Section 2(j) of the Agreement shall be [XXX] per Pack sold by Target from its stores, less a [XXX] per Pack credit for each Pack returned by a Target customer to a Target store for a refund. The License Fee shall be paid for each month during which Target sells any Product at retail, and shall be payable sixty (60) days following the last day of such month.

By way of example and not limitation, if Target sold 5000 Packs at retail in September and 10 Packs were retuned by Target customers, the License Fee would be [XXX] and would be payable by Target to Jones 60 days after September 30. By way of further example and not limitation, if Target sold no Packs at retail in January and 1 Pack was returned, no License Fee would be owed by Target for the month of January, and a [XXX] credit would be assessed against any future License Fees owed by Target to Jones.

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.